Exhibit 99.1

Chase Issuance Trust

Excess Spread Analysis

	Oct-05	Sep-05	Aug-05
Yield	15.29%	15.60%	15.64%
Less: Coupon	4.09%	3.89%	3.75%
Servicing Fee	1.50%	1.50%	1.50%
Net Credit Losses	4.91%	4.42%	4.92%
Excess Spread	4.79%	5.79%	5.47%
Three Month Average Excess Spread	5.35%	5.65%	5.67%
Delinquency:
30 to 59 days	1.10%	1.02%	1.03%
60 to 89 days	0.70%	0.68%	0.69%
90 + days	1.41%	1.36%	1.40%
Total	3.21%	3.06%	3.12%
Principal Payment Rate	18.54%	18.64%	19.11%